Exhibit 99.1

Whole Foods Market Reports Second Quarter Results

Sales Increase 21%; Comparable Stores Sales Increase 11.9%; Diluted EPS Increase 20% to $0.36;
$299 Million in Dividends Paid to Shareholders During Quarter;
Company Raises 2006 Comparable Store Sales Growth Guidance to 10% to 12% and
Gives Preliminary Guidance of 15% to 20% Square Footage Growth For 2007

          AUSTIN, Texas, May 3 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today reported sales and earnings for the 12-week quarter ended April 9, 2006.  For the quarter, sales increased 21% to $1.3 billion driven by 14% weighted average square footage growth and 11.9% comparable store sales growth including an estimated 55 basis point negative impact from Easter shifting from the second quarter last year to the third quarter this year.  Sales in identical stores (excluding four relocated stores) increased 10.9%.  Net income increased 27% to $51.8 million, diluted earnings per share increased 20% to $0.36, operating cash flow per share was $0.88, and Economic Value Added (EVA) improved $8.8 million to $19.2 million.  These results include approximately $2.0 million in pre-tax share-based compensation expense.

          For the 28-week period ended April 9, 2006, sales increased 21% to $3.0 billion driven by 15% weighted average square footage growth and comparable store sales growth of 12.5%.  Sales in identical stores (excluding four relocated stores) increased 11.5%.  Net income increased 27% to $110.1 million, diluted earnings per share increased 18% to $0.76, operating cash flow per share was $1.49, and Economic Value Added (EVA) improved $17.5 million to $35.5 million.  These results include approximately $3.1 million in pre-tax share-based compensation expense.

          “We are very pleased to report our tenth consecutive quarter of double-digit comparable store sales growth,” said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market.  “Based on our performance year to date, including our stronger-than-expected 12.5% comp results and new store sales, we are increasing our 2006 comp sales growth guidance to 10% to 12% and our sales growth guidance to the upper end of our 18% to 21% range.”

          The following table shows the Company’s growth in sales, comparable store sales, and square footage year to date compared to its historical five-year ranges and average results, highlighting the Company’s strong historical performance as well as its above-average performance year to date.

	Five-Year Low	FY Range High	Five-Year FY Average	FY06 YTD

Sales growth	17.0%	23.6%	20.7%	21.4%
Comparable store sales growth	8.6%	14.9%	11.1%	12.5%
Two-year comps (sum of two years)	17.8%	27.8%	21.4%	24.1%
Weighted average square footage growth	9%	17%	14%	15%

          The following table breaks out additional information on the quarter for comparable stores and all stores, highlighting the Company’s strong performance throughout its store base.

Comparable Stores	Average Size	Average Comps	NOPAT ROIC	# of Stores

Over 11 years old	29,500	9.1%	78%	40
Between eight and 11 years old	28,900	9.7%	84%	36
Between five and eight years old	31,500	9.8%	51%	40
Between two and five years old	34,600	12.5%	31%	35
Less than two years old (includes five relocations)	45,400	29.2%	12%	17
All comparable stores (7.6 years old, average age s.f. adjusted)	32,500	11.9%	46%	168
All stores (6.8 years old, average age s.f. adjusted)	33,700		38%	183

          Gross profit consists of sales less cost of goods sold and occupancy costs plus the contribution from non-retail distribution and food preparation operations.  Gross profit decreased 37 basis points to 35.3% of sales from a record 35.7% of sales in the prior year.  These results include a LIFO charge of $1.2 million versus a charge of $750,000 in the second quarter last year.  For stores in the comparable store base, gross profit improved four basis points with an improvement in cost of goods sold partially offset by an increase in energy-related costs included in occupancy.

          Direct store expenses improved 27 basis points to 25.2% of sales.  For stores in the comparable store base, direct store expenses improved 34 basis points to 25.1% of sales.

          Including $1.6 million in pre-tax share-based compensation expense, G&A expenses increased 11 basis points to 3.3% of sales.

          The following table shows the Company’s year-to-date results for certain line items as a percentage of sales compared to its historical five-year ranges and average results, highlighting that these results have historically been very consistent on an annualized basis over time and that the Company’s year-to-date results are in line with these historical ranges and averages.

	Five-Year	FY Range	Five-Year

Historical and Current Performance*	Low	High	FY Average	YTD

Gross profit	34.2%	35.1%	34.7%	34.9%
Direct store expenses	25.2%	26.0%	25.4%	25.3%
G&A	3.1%	3.6%	3.3%	3.2%

* FY06 results include share-based compensation expense

          Pre-opening and relocation costs were $7.3 million of which approximately $2.1 million was pre-opening rent and approximately $1.5 million was accelerated depreciation.  Additionally, the total includes approximately $900,000 of pre-opening expenses related to the re-opening of the Company’s two New Orleans-area stores.

          Year over year, net interest income increased $2.3 million to $4.1 million. During the quarter, the Company produced cash flow from operations of $128 million, received $39 million in proceeds from the exercise of stock options and paid approximately $299 million to shareholders in cash dividends. Capital expenditures in the quarter were $54 million of which $31 million was for new stores and $23 million was for remodels and other.  Cash and cash equivalents, including restricted cash, were approximately $329 million at the end of the quarter, and total long-term debt was approximately $15 million.

          Including $2.0 million in share-based compensation expense, net income increased 27% to $51.8 million or 4.0% of sales, and fully diluted earnings per share increased 20% to $0.36.

          Weighted average fully diluted shares outstanding increased 5% year over year due to an increase in stock option exercises following the Company’s September 2005 accelerated vesting date and a 35% year-over-year increase in the Company’s average stock price.

          New Store Development

          In the second quarter, the Company relocated one store in Alexandria, VA, opened two new stores in Woburn, MA and Henderson, NV, completely re-opened its two New Orleans stores, and acquired one small store in Portland, ME which the Company plans to relocate to a larger store currently in development, ending the quarter with 183 stores.  The Company has opened one new store in Greenville, SC in the third quarter and plans to open three to four additional stores during the fourth quarter.

          The Company continues to add to its store development pipeline with the recent signing of nine new store leases representing a total of approximately 520,000 square feet which are as follows: Tempe, AZ (53,000 s.f.); Burbank, CA (60,000 s.f.); Naperville, IL (60,000 s.f.); Dedham, MA (60,000 s.f.); Charlotte, NC (50,000 s.f.); Las Vegas, NV (50,000 s.f.); Tannasbourne, OR (54,000 s.f.); Houston, TX (78,000 s.f.); and Sugarland, TX (55,000 s.f.).  The following table provides additional information about the Company’s current store development pipeline for stores scheduled to open through fiscal year 2009.

Store Development Pipeline	5/3/06	5/4/05	% Change

Number of stores in development	78	59	32%
Average size (gross square feet)	55,400	51,300	8%
As a percentage of existing store average size	164%	160%	—
Total square footage under development	4,409,000	3,059,000	44%
As a percentage of existing square footage	71%	57%	—
Number of leases tendered	11	12	—

          Growth Goals for Fiscal Year 2006 and Beyond

          For the last five fiscal years, the Company has produced average sales growth, comparable store sales growth, and weighted average square footage growth of 21%, 11% and 14%, respectively.  Based on the Company’s strong sales trends over the last few years and its 4.4 million square feet under development, the Company’s goal is to reach $12 billion in sales in 2010.

          Given the Company’s strong 21% increase in sales year to date, the Company now expects sales growth for fiscal year 2006 at the high end of its previously stated range of 18% to 21%.  The Company continues to expect weighted average square footage growth in line with its 14% average but now expects comparable store sales growth of 10% to 12% compared to a previous guidance range of 8% to 11%.

          The Company continues to believe it will produce earnings growth through sales growth rather than through significant operating margin leverage and that its historical results are the best indicator of future results; however, due to fluctuations in the number of new store openings each year and quarter over quarter, there could be some temporary negative impact on store contribution, as new stores generally have lower gross margins and higher direct store expenses than more mature stores.  A significant acceleration in leases tendered and new store openings could also lead to materially higher pre-opening and relocation costs year over year.

          The Company continues to expect pre-opening and relocation costs for fiscal year 2006 to be slightly higher than the amount incurred in fiscal year 2005.  The Company expects average pre-opening costs per new store, including pre-opening rent expense, in the range of $1.7 million to $2.0 million. The Company expects pre-opening and relocation expense in the third quarter to be slightly higher than in the second quarter and then increase to approximately $13 million to $15 million in the fourth quarter due to an anticipated higher number of new store openings in fiscal year 2007.

          Capital expenditures are still expected to be in the range of $340 million to $360 million of which approximately 60% is related to new stores.

          Excluding the $16.5 million in costs relating to Hurricane Katrina in fiscal year 2005 and share-based compensation expense in fiscal years 2005 and 2006, and using a 40% tax rate in both years, the Company continues to expect diluted earnings per share growth to be slightly less than the Company’s guidance for sales growth due to an estimated increase of approximately 5% to 6% in diluted shares outstanding resulting from an expected year-over-year increase in stock price and stock option exercises.

          The Company began expensing share-based compensation in the first quarter of this fiscal year. The Company expects share-based compensation to be approximately $2 million to $3 million in the third and fourth quarters following the Company’s annual grant date early in the third quarter, when the majority of options are granted.  The Company’s current intention is to keep its broad-based stock option program in place but, going forward, limit the number of shares granted in any one year so that annual diluted earnings per share dilution from share-based compensation expense will ramp up but not exceed 10% over time.  The Company believes this strategy is best aligned with its stakeholder philosophy because it limits future earnings dilution from options while at the same time retains the broad-based stock option plan, which it believes is important to team member morale, its unique corporate culture and its success.

          Based on the Company’s store development pipeline and current number of tendered leases, the Company’s preliminary weighted average square footage growth goal for fiscal year 2007 is in the range of 15% to 20%.

          About Whole Foods Market:  Founded in 1980 in Austin, Texas, Whole Foods Market(R) is a Fortune 500 company and the largest natural and organic foods retailer.  The Company had sales of $4.7 billion in fiscal year 2005 and currently has 184 stores in the United States, Canada and the United Kingdom.

          The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements.  These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company’s SEC reports, including the reports on Form 10-K and 10-K/A Amendment No. 1 for the fiscal year ended September 25, 2005.  The Company does not undertake any obligation to update forward-looking statements.

          The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial in number is 1-800-540-0559 and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at http://www.wholefoodsmarket.com .

Whole Foods Market, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Twelve weeks ended		Twenty-eight weeks ended

	April 9, 2006	April 10, 2005	April 9, 2006	April 10, 2005

Sales	$1,311,520	$1,085,158	$2,978,473	$2,453,486
Cost of goods sold and occupancy costs	848,020	697,686	1,940,038	1,593,172
Gross profit	463,500	387,472	1,038,435	860,314
Direct store expenses	330,470	276,313	754,908	624,693
Store contribution	133,030	111,159	283,527	235,621
General and administrative expenses	43,421	34,773	94,310	75,174
Pre-opening and relocation costs	7,324	10,265	15,815	16,864
Operating income	82,285	66,121	173,402	143,583
Other income (expense):
Interest expense	—	(342)	(3)	(2,050)
Investment and other income	4,068	2,113	10,150	3,307
Income before income taxes	86,353	67,892	183,549	144,840
Provision for income taxes	34,542	27,158	73,420	57,936
Net income	$51,811	$40,734	$110,129	$86,904
Basic earnings per share	$0.37	$0.31	$0.80	$0.68
Weighted average shares outstanding	139,450	129,502	138,354	127,266
Diluted earnings per share	$0.36	$0.30	$0.76	$0.64
Weighted average shares outstanding, diluted basis	145,546	139,089	145,415	138,481
Dividends per share	$0.15	$0.12	$2.30	$0.22

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in thousands):

	Twelve weeks ended		Twenty-eight weeks ended

	April 9, 2006	April 10, 2005	April 9, 2006	April 10, 2005

Net income (numerator for basic earnings per share)	$51,811	$40,734	$110,129	$86,904
Interest on 5% zero coupon convertible subordinated debentures, net of income taxes	62	565	164	1,958
Adjusted net income (numerator for diluted earnings per share)	$51,873	$41,299	$110,293	$88,862
Weighted average common shares outstanding (denominator for basic earnings per share)	139,450	129,502	138,354	127,266
Potential common shares outstanding:
Assumed conversion of 5% zero coupon convertible subordinated debentures	358	3,326	398	4,942
Assumed exercise of stock options	5,738	6,261	6,663	6,273
Weighted average common shares outstanding and potential additional common shares outstanding (denominator for diluted earnings per share)	145,546	139,089	145,415	138,481
Basic earnings per share	$0.37	$0.31	$0.80	$0.68
Diluted earnings per share	$0.36	$0.30	$0.76	$0.64

Whole Foods Market, Inc.
Consolidated Balance Sheets
April 9, 2006 and September 25, 2005
(In thousands)

Assets	2006	2005

Current assets:
Cash and cash equivalents	$267,108	$308,524
Restricted cash	62,322	36,922
Trade accounts receivable	73,744	66,682
Merchandise inventories	198,001	174,848
Deferred income taxes	32,874	39,588
Prepaid expenses and other current assets	46,748	45,965
Total current assets	680,797	672,529
Property and equipment, net of accumulated depreciation and amortization	1,100,219	1,054,605
Goodwill	113,500	112,476
Intangible assets, net of accumulated amortization	23,847	21,990
Deferred income taxes	21,009	22,452
Other assets	4,910	5,244
Total assets	$1,944,282	$1,889,296

Liabilities And Shareholders’ Equity	2006	2005

Current liabilities:
Current installments of long-term debt and capital lease obligations	$5,858	$5,932
Trade accounts payable	116,512	103,348
Accrued payroll, bonus and other benefits due team members	143,014	126,981
Dividends payable	20,929	17,208
Other current liabilities	194,981	164,914
Total current liabilities	481,294	418,383
Long-term debt and capital lease obligations, less current installments	9,487	12,932
Deferred rent liability	100,451	91,775
Other long-term liabilities	—	530
Total liabilities	591,232	523,620
Shareholders’ equity:
Common stock, no par value, 300,000 shares authorized; 140,606 and 136,017 shares issued; 140,084 and 135,908 shares outstanding in 2006 and 2005, respectively	1,070,891	874,972
Accumulated other comprehensive income	5,337	4,405
Retained earnings	276,822	486,299
Total shareholders’ equity	1,353,050	1,365,676
Commitments and contingencies
Total liabilities and shareholders’ equity	$1,944,282	$1,889,296

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Twenty-eight weeks ended

	April 9, 2006	April 10, 2005

Cash flows from operating activities
Net income	$110,129	$86,904
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81,308	70,449
Loss (gain) on disposition of assets	(1,243)	1,307
Share-based compensation	3,074	—
Deferred income tax expense (benefit)	(5,717)	(1,943)
Excess tax benefit related to exercise of employee stock options	(43,063)	27,685
Interest accretion on long-term debt	267	3,191
Deferred rent	6,328	8,788
Other	2,287	2,550
Net change in current assets and liabilities:
Trade accounts receivable	(7,062)	3,708
Merchandise inventories	(25,353)	(6,544)
Prepaid expense and other current assets	(8,097)	(5,278)
Trade accounts payable	13,164	10,961
Accrued payroll, bonus and other benefits due team members	16,033	16,191
Other accrued expenses	74,565	29,267
Net cash provided by operating activities	216,620	247,236
Cash flows from investing activities
Development costs of new store locations	(66,460)	(104,166)
Other property, plant and equipment expenditures	(57,035)	(52,391)
Acquisition of intangible assets	(4,368)	—
Increase in restricted cash	(25,400)	(10,238)
Net cash used in investing activities	(153,263)	(166,795)
Cash flows from financing activities
Dividends paid	(315,885)	(21,504)
Issuance of common stock	168,123	40,704
Excess tax benefit related to exercise of employee stock options	43,063	—
Payments on long-term debt and capital lease obligations	(74)	(105)
Net cash provided by (used in) financing activities	(104,773)	19,095
Net change in cash and cash equivalents	(41,416)	99,536
Cash and cash equivalents at beginning of period	308,524	194,747
Cash and cash equivalents at end of period	$267,108	$294,283
Supplemental disclosure of cash flow information:
Interest paid	$403	$634
Federal and state income taxes paid	$11,098	$13,946
Non-cash transactions:
Conversion of convertible debentures into common stock	$3,779	$82,048

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

          In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Economic Value Added (“EVA”) in the press release as additional information about its operating results.  This measure is not in accordance with, or an alternative to, GAAP.  The Company’s management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition.  In addition, management uses this measure for reviewing the financial results of the Company and for incentive compensation and capital planning purposes. The following is a tabular reconciliation of this non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Twenty-eight weeks ended

EVA	April 9, 2006	April 10, 2005	April 9, 2006	April 10, 2005

Net income	$51,811	$40,734	$110,129	$86,904
Provision for income taxes	34,542	27,158	73,420	57,936
EVA adjustments*	2,088	2,319	6,604	5,318
NOPBT	88,441	70,211	190,153	150,158
Income taxes (40%)	35,376	28,084	76,061	60,063
NOPAT	53,065	42,127	114,092	90,095
Capital Charge	33,830	31,678	78,597	72,085
EVA	$19,235	$10,449	$35,495	$18,010

*	GAAP amounts not included in EVA include interest expense, gains and losses on the disposition of assets, accelerated depreciation and share-based compensation.

Contact:	Cindy McCann
VP of Investor Relations
512.542.0204

SOURCE  Whole Foods Market, Inc.
          -0-                                                  05/03/2006
          /CONTACT:  Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-542-0204/
          /Web site:  http://www.wholefoodsmarket.com /
          (WFMI)